EMPLOYMENT AGREEMENT

Employment Agreement (the "Agreement"), between BOOKDigiltal.com, Inc. (Division: LawXpressUSA) (the "Company") and Mindi Bornstein (the "Employee").

1. For good consideration, the Company employs the Employee on the following terms and conditions.

2. Term of Employment. Subject to the provisions for termination set forth below this agreement will begin on June 5, 2000.

3. Salary. The Company shall pay Employee a salary of $70,000.00 per year, for the services of the Employee, payable at regular payroll periods. Employee's compensation package will also include: health insurance benefits package including prescription plan, disability insurance, and all Employee Incentive Plan with stock options, to be determined and agreed upon in writing by and between the parties as part of this Agreement, and attached hereto as Addendum A.

4. Duties and Position. The Company hires the Employee in the capacity of General Counsel. The Employee's duties may be reasonably modified at the Company's discretion from time to time.

5. Confidentiality or Proprietary Information. Employee agrees, during, or after term of this employment, not to reveal confidential information, or trade secrets to any person, firm, corporation, or entity. Should Employee reveal or threaten to reveal this information, the Company shall be entitled to all injunction restraining the Employee from disclosing same, or from rendering any services to any entity to whom said information has been or is threatened to be disclosed. The right to secure an injunction is not exclusive and the Company may pursue any other remedies it has against the Employee for a breach or threatened breach of this condition, including the recovery of damages from the Employee. However, this provision does not preclude the Employee from obtaining other employment with a similar or related business entity upon termination of this Agreement.

6. Reimbursement of Expenses. The Employee may incur reasonable expenses furthering the Company's business, including expenses for entertainment, travel, and similar items. The Company shall reimburse for all business expenses after the Employee presents an itemized account of expenditures, pursuant to Company policy, including, but not limited to, Attorney Registration dues of $300.00 (biennial) and expenses for mandatory continuing legal education program for attorneys in State of New York.

7. Vacation. The Employee shall be entitled to a yearly vacation of 3 weeks at full pay.

8. Disability. If Employee cannot perform the duties because of illness or incapacity for a period of 30 days, the compensation otherwise due during said illness or incapacity will be reduced by an amount to be agreed upon and as provided by the Company's policies in effect from time to time. The Employee's full compensation will be reinstated upon return to work.

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9. Termination of Agreement. This Agreement shall be binding and in effect for one year. However, thereafter, without cause, the Company may terminate this Agreement at any time upon 14 days written notice to Employee. If the Company requests, the Employee will continue to perform her duties and may be paid her regular salary up to the date of termination. Without cause, the Employee may terminate employment upon 14 days written notice to the Company. Employee may be required to perform his or her duties and will be paid the regular salary to date of termination but shall not receive severance allowance.

10. Death Benefit. Should Employee die during the term of employment the Company shall pay to Employee's estate any compensation due through the end of the month in which death occurred.

11. Assistance in Litigation. Employee shall upon reasonable notice, furnish such information and proper assistance to the Company, as it may reasonably require in connection with any litigation in which it is, or may become, a party either during or after employment.

12. Effect or Prior Agreements. This Agreement supersedes any prior agreement between the Company or any predecessor of the Company and the Employee, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Employee of a kind elsewhere provided and not expressly provided in this Agreement.

13. Settlement by Arbitration. Any claim or controversy that arises out of or relates to this Agreement, or the breach of it, shall be settled by arbitration in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court with Jurisdiction.

14. Limited Effect of Waiver by Company. Should Company waive breach of any provision of this Agreement by the Employee, that waiver will not operate or be construed as a waiver of further breach by the Employee.

15. Severability. If, for any reason, any provision of this Agreement is held invalid, all other provisions of this Agreement shall remain in effect. If this Agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the Company (or any predecessor thereof) and the Employee shall be deemed reinstated as if this Agreement had not been executed.

16. Assumption of Agreement by Company's Successors and Assignees The Company's rights and obligations under tills Agreement will Inure to the benefit and be binding upon the Company's successors and assignees.

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17. Oral Modifications Not Binding. This instrument is the entire Agreement of the Company and the Employee. Oral changes have no effect. It may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

18. This Agreement may be executed in counterparts.



Signed this 10th day of May, 2000.

 /S/ MINDI BORNSTEIN
------------------------
Mindi Bornstein


 /S/ RAY VAHAB
--------------------------------------------
Ray Vahab On behalf of BOOKDigital.com, Inc.

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